Exhibit 7.01

N E W S  R E L E A S E

October 6, 2008	Direct Inquiries To:
Paul O. Koether, Chairman
(908) 766-7221

KENT FINANCIAL SERVICES ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

FAR HILLS, NEW JERSEY – KENT FINANCIAL SERVICES, INC. (“Kent”) (NASDAQ – KENT) Paul Koether, Chairman, today announced the resignation of M. Michael Witte, as Director of the Company, effective September 30, 2008.  Mr. Witte had served as a Director of the Company since 1986.

The Company also announced that on October 6, 2008, Dr. James L. Bicksler was elected a Director of the Company.  Dr. Bicksler has been a Professor of Finance and Economics, Rutgers Business School, Rutgers, the State University of New Jersey, since 1969 as well as a Director of Kent International Holdings, Inc. from 1998 through September 30, 2008.

Dr. Bicksler resigned as a Director of Kent International Holdings, Inc., the Company’s 53.28% owned subsidiary effective September 30, 2008.

Kent has 2,786,480 shares outstanding.

This release contains forward-looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements.  Kent Financial Services cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectations on this date.  Per share earnings reported in the text of the news release are fully diluted earnings per share.